Exhibit 10.8.3

October 9, 2014
[Name]
RE:    Level 3 Communications, Inc. Key Executive Severance Plan (the “KESP”)
Dear [Name]
Capitalized terms in this notice shall have the meanings assigned to them in the KESP.
Pursuant to Sections 8.1 and 8.5 of the KESP, you are hereby notified that, effective immediately, the KESP has been amended to reflect changes to the accelerated vesting rules relating to a Participant’s Qualifying Termination as set forth in Section 4.2(g) of the KESP.
As amended, Section 4.2(g) of the KESP will now provide as follows:
4.2    Severance Payments. If the Participant has a Qualifying Termination, then, subject to Section 4.3, the Company shall or shall cause an Affiliate, to provide the Participant with the following:
*    *    *    *
(g)    vesting of outstanding equity-based awards as described below:
(x)    vesting of that portion of such Participant’s equity-based awards (other than performance-based restricted stock units (“PRSUs”), which are covered in paragraph (y) immediately following) (whether granted under the Level 3 Communications, Inc. Stock Plan or otherwise) that would have vested, but for such Termination of Employment, based on the Participant’s continued employment with the Company or any of its Affiliates within the twelve (12) months following such Termination of Employment (without regard to any subsequent acceleration events), and
(y)    vesting of a prorated portion of all outstanding PRSUs through the Termination of Employment (measured in each instance to the last day of the calendar month in which the Termination of Employment occurs) based on the percentage of time that the Participant was employed during the “Performance Period” applicable to each such outstanding PRSU (the “Pro Rata Portion”). The actual number of PRSUs that will vest pursuant to this paragraph will be the product of (i) the Pro Rata Portion, (ii) the number of PRSUs subject to the Award and (iii) the applicable performance percentage applicable to such PRSU (as determined pursuant to the terms of the applicable Award Letter) based on the actual achievement of the applicable Performance Objective during the entire Performance Period.
Notwithstanding the foregoing, with respect to a Termination of Employment occurring on or after the date on which such Participant becomes retirement-eligible in accordance with the Company’s retirement plan or policy then in effect, all of such Participant’s equity-based awards granted prior to April 1, 2014 (whether granted under the Level 3 Communications, Inc. Stock Plan or otherwise) that vest based on the Participant’s continued employment with the Company or any of its Affiliates shall vest on the date of Termination of Employment. Any outperform stock appreciation rights held by the Participant (“OSOs”) that become vested pursuant to this paragraph (g) shall be settled on the Settlement Date (as defined in and set forth in the applicable OSO award agreement). Any PRSUs for which additional vesting occurs on account of this paragraph (g) shall be settled as soon as possible after the determination of the satisfaction of the Performance Objective set forth in each applicable award letter. This paragraph (g) shall apply to a given award only to the extent that it provides better treatment (from the Participant’s perspective) than provided by the applicable plan, award letter or agreement or other agreement between the Company and the Participant that governs such award. For the avoidance of doubt, the additional vesting set forth in this paragraph (g) shall only apply to the vesting conditions that are based on the Participant’s continued employment with the Company or any of its Affiliates through a specified date and shall not apply to any performance-based vesting conditions, which shall continue to apply in accordance with the terms of the applicable award agreement; and . . . .
No other changes have been made to the provisions of the KESP. If you have any questions, please contact Cathleen Chambliss at (720) 888-1476.
Sincerely,

Laurinda Pang
Executive Vice President, Chief Administrative Officer

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